UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_____________________

Date of Report (Date of earliest event reported) March 3, 2005 (March 1, 2005)

BNCCORP, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26290	45-0402816
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 East Main, Bismarck, North Dakota	58501
(Address of principal executive offices)	(Zip Code)

(701) 250-3040

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 1, 2005, Terence M. Scali resigned as a member of the Board of Directors of BNCCORP, Inc. (the "Company").

Mr. Scali is currently party to an arbitration against the Company, Milne Scali & Company, Inc., an indirect subsidiary of the Company ("Milne Scali"), and three current executives and members of the boards of directors of the Company and Milne Scali. The arbitration, administered by the American Arbitration Association, is captioned: Terrence M. Scali v. BNCCORP, Inc., Milne Scali & Company, Inc., Gregory K. Cleveland and Jacquelyn L. Cleveland, husband and wife, Tracy Scott and Myrt Scott, husband and wife, and Richard W. Milne, Jr. and Robin Jayne Milne, husband and wife, AAA No. 76 166 00014 05 JAFA (the "Arbitration"). Mr. Scali alleges that his damages exceed $500,000 and arise out of the termination of his employment with the Company and Milne Scali in July 2004. In his claims against the Company and Milne Scali, Mr. Scali alleges breach of contract, wrongful termination and conversion. Mr. Scali has also brought a claim for a declaration of his rights under an employment agreement, seeking to have his noncompete, nonsolicitation and nondisclosure agreements nullified. For his claims against the executives, Mr. Scali alleges tortious interference with contract and defamation. Mr. Scali has also named the wives of the three executives as respondents to the Arbitration in their capacities as potential holders of community property interests with their husbands. The Company, Milne Scali and the executives deny any wrongdoing and will vigorously defend Mr. Scali's claims.

Mr. Scali has commenced a parallel action in Arizona Superior Court against the company and Milne Scali executives, asserting the same claims in court that were asserted in the Arbitration. The court action is captioned: Terrence M. Scali v. Gregory K. Cleveland and Jane Doe Cleveland, husband and wife, Tracy Scott and Jane Doe Scott, husband and wife, and Richard W. Milne, Jr. and Robin Jayne Milne, husband and wife, State of Arizona Superior Court, Maricopa County, Case No. CV2005-001741. The executives intend to vigorously defend against Mr. Scali's claims in the court case, as they will do in the Arbitration.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BNCCORP, INC.

By:	/s/ Gregory K. Cleveland
Gregory K. Cleveland
President

Date:   March 3, 2005